Exhibit 10.9-b

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Consulting Agreement”) is made and entered into as of March 1, 2010 (the “Effective Date”), by and between J. W. Davis, an individual resident of the State of North Carolina (“Consultant”) and Carolina First Bank (the “Company”), a business corporation organized and existing under the laws of the State of South Carolina.

Factual Recitals

Consultant has served in various officer positions of the Company, and has tendered his resignation and retirement from such positions on or about the date hereof. The Company desires to avail itself of Consultant’s knowledge and experience in selected areas in which his continuing advice, counsel and efforts can be the most meaningful. Consultant and the Company are parties to that certain Noncompetition, Severance and Employment Agreement dated May 13, 2003 (the “Employment Agreement”), which is terminated as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Consultant and the Company, intending to be legally bound, hereby agree as follows:

Section I.
ENGAGEMENT AS AN INDEPENDENT CONTRACTOR

The Company hereby engages Consultant as an independent contractor, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Consulting Agreement. Consultant’s engagement under this Consulting Agreement shall commence as of the Effective Date and end on February 28, 2011.

The parties acknowledge that at the Effective Date, Company is a participant in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“EESA”), which imposes certain restrictions on the compensation of current and former executive officers and directors. As of the date hereof, the parties in good faith believe that the amounts payable under this Consulting Agreement represent payments for bona fide services to be performed and, as such, are not prohibited “golden parachute payments.” Notwithstanding anything to the contrary herein, Company may terminate the Consulting Agreement, and cease future payments and/or recover from Consultant any amounts previously paid hereunder, if and to the extent required by EESA, as amended by the American Recovery and Reinvestment Act of 2009, and applicable regulations and standards issued by the Secretary of the Treasury under such Acts.

Except as expressly set forth herein, the Employment Agreement and all other agreements between the Company (including any affiliates) and Consultant, are hereby terminated (without further liability on the part of either party).

Section II.
CONSULTING SERVICES

During the term hereof, Consultant shall provide the following professional consulting and advisory services (the “Consulting Services”) as may be requested from time to time by the Chief Executive Officer of Company or the Board of Directors of the Company:
•	Assist, at the direction of the local market president, in the collection of problem or potential problem loans;
•	Assist, at the direction of the local market president, in targeted business development activities;

•	As requested, represent the Bank in a positive manner at various community events or functions.

By way of clarification, Consultant shall have no direct or indirect lending authority.

In providing the Consulting Services, the Chief Executive Officer and Consultant will agree on the appropriate work schedule necessary to accomplish the requested services and desired results. Consultant will control the means, methods, time, resources, and manner required to perform the consulting and advisory services requested from him. Chief Executive Officer and Consultant acknowledge their expectation that Consultant shall work approximately 20 hours per week.

Section III.
NONCOMPETE, NONSOLICITATION, NONDISPARAGEMENT AND OTHER COVENANTS

3.1  Consultant shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use at any time after the date hereof the Trade Secrets without the prior written consent of Company.

3.2  For the purposes of the Consulting Agreement, “Trade Secrets” shall mean information belonging to the Company, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

3.3 From the Effective Date through February 28, 2011 (the “Restricted Period”), Consultant will not directly or indirectly provide any material services to any person or entity in the financial services business (including, without limitation, the banking, brokerage or trust business) in the counties in the States of Florida, South Carolina or North Carolina in which the Company operates (hereinafter the “Area”). In addition, Consultant will not will not form, begin to organize or acquire more than 5% of the capital stock of, or cause his affiliates or other persons or entities under his control to form, begin to organize or acquire more than 5% of the capital stock of a depository financial institution that is not an affiliate of Company located or having offices within the Area.

3.4  During the Restricted Period, Consultant shall not, directly or indirectly, on behalf of himself or of anyone other than the Company, solicit, contact, call upon, or attempt to communicate with any banking customer of the Company, or any affiliate of such person for the purpose of obtaining for himself or some third party, deposits, loans or other banking products.

3.5  During the Restricted Period and for a period of one year thereafter, Consultant shall not, directly or indirectly, on behalf of himself or of anyone other than the Company, employ or solicit for employment, directly or indirectly, any person who is an employee of the Company on the date hereof.

3.6  Consultant agrees that he will not in any way malign or disparage Company, and Company agrees that it will not malign or disparage Consultant. The intent of this paragraph is to protect the respective professional, business and personal reputations of Consultant and Company in the community and it shall be so interpreted.

3.7  Consultant acknowledges that the services to be rendered by his hereunder are special, unique, and extraordinary, that the restrictions contained in this Section III are reasonable and necessary to protect the legitimate interests of Company and that Company would not have entered into the Consulting Agreement in the absence of such restrictions. Consultant agrees that any breach of the obligations contained in Sections 3.1 and 3.2 hereof will result in irreparable harm and damage to Company and its business, such that Company shall be entitled to both preliminary and permanent injunctions, without the necessity of posting bond, enforcing said covenants in the event of any breach or threatened breach by Consultant, in addition to such other damages and remedies available to Company at law or equity. If Company prevails in any such proceeding for an injunction, Consultant shall be liable for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages and reasonable attorneys’ fees and costs of litigation) sustained by Company in enforcing the covenants contained in Sections 3.1 and 3.2 hereof. If Company does not prevail in any such proceeding for an injunction, Company shall be liable to Consultant for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages and reasonable attorneys’ fees and costs of litigation) sustained by Consultant in such proceeding.

Section IV.
COMPENSATION

4.1 In full consideration of the consulting services to be rendered by Consultant hereunder, and in consideration of the foregoing agreements of Consultant herein contained, Company hereby agrees to pay to Consultant during the term of the Consulting Agreement, a consulting fee of $12,500 per month, which payments shall be made monthly or bi-monthly in accordance with standard practices.

4.2 Consultant acknowledges that he is an independent contractor for all purposes. Consultant agrees to treat all payments made to his hereunder as payments received by an independent contractor for all tax purposes and to pay any and all taxes payable in connection with his engagement hereunder, including, without limitation, all applicable income and self employment taxes. Consultant hereby agrees to indemnify the Company and each of its affiliates from direct liability for any and all federal, state and local taxes or assessments of any kind arising out of any payment made by Company to Consultant hereunder. Consultant shall be responsible for all tax reporting, tax payments, withholdings, insurance and other payments, expenses and filings required to be made or paid by his or his agents or employees. Consultant shall not be entitled to any benefits provided by Company to any of its employees, including, without limitation, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees; provided however, nothing stated in the Consulting Agreement shall in any way affect any healthcare benefits to which Consultant may be entitled as a result of his prior employment with Company or its affiliates.

4.3 Consultant shall be reimbursed for normal and customary expenses undertaken in completion of the Consulting Services. Expense reimbursements shall be subject to the Chief Executive Officer’s approval.

4.4 During the term hereof, Company will provide Consultant with an office and reasonable office accommodations in its Hendersonville main office.

Section V.
DEATH OR DISABILITY

Consultant’s engagement under the Consulting Agreement shall terminate upon Consultant’s death or total and permanent disability. For purposes of the Consulting Agreement, the term “total and permanent disability” shall mean the substantial physical or mental inability of Consultant to fulfill his duties under the Consulting Agreement as certified to in writing by two (2) competent physicians, at least one of whom must practice in Asheville, North Carolina. One of such physicians shall be selected by Company’ Board of Directors and the other physician shall be selected by Consultant or his duly appointed guardian or legal representative.

Section VI.
MISCELLANEOUS

6.1 Section 409A. Notwithstanding anything herein to the contrary, Company shall make reasonable efforts to administer the Agreement and make payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, Company shall not have any responsibility to Consultant or any beneficiary(ies) with respect to any tax liabilities that may be applicable to any payments made under the Agreement, whether such tax liabilities are applicable to compliance with Section 409A of the Code or otherwise. If any provision of the Agreement shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

6.2  Governing Law. The Consulting Agreement shall be governed by and interpreted under the laws of the State of South Carolina without regard to its conflict or choice of law provisions.

6.3  Notices. All notices or other communications required or permitted hereunder or necessary and convenient in connection herewith shall be in writing and delivered in person or by express delivery service or postage prepaid first class mail, return receipt requested, to the following addresses or to such other addresses as Consultant or Company may designate by notice to the other parties hereto in the manner set forth in Section VI.

If to Consultant:	J. W. Davis
______________________
______________________

If to Company:	Carolina First Bank
P.O. Box 1029
Greenville, SC 29601
Attn: General Counsel

6.4  Entire Agreement. This Consulting Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or amended except upon written amendment executed by the parties hereto.

6.5  Assignment and Counterparts. All of the terms and provisions of this Consulting Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder shall not be assignable in whole or in part by Consultant.  This Consulting Agreement may be executed in two or more counterparts, each of which, when executed, shall be deemed an original instrument.

6.6 Confidentiality of Agreement. Unless required by applicable law, at all times after the date hereof, both parties shall keep the substance of this Consulting Agreement in strict confidence, and not disclose the substance of this Agreement to third parties.

IN WITNESS WHEREOF, Company has caused this Consulting Agreement to be executed on its behalf and Consultant has hereunto set his hand and seal, as of the day and year first above written.

CAROLINA FIRST BANK		CONSULTANT:

By:	/s/ H. Lynn Harton	/s/ J.W. Davis
	H. Lynn Harton, CEO	J. W. Davis